NEWS RELEASE


FOR IMMEDIATE RELEASE                      CONTACTS:   Bob Lougee  508-870-6771
Friday, February 16, 2001                              Chet Lasell 508-870-6617


           Arch to Appeal Nasdaq Notice Regarding Potential Delisting

Westborough, MA (February 16, 2001) -- Arch Wireless, Inc. (Nasdaq: ARCH), one of the leading wireless Internet messaging and mobile information providers in the United States, today announced that it has requested a hearing from Nasdaq to appeal a notice it received regarding the potential delisting of the company's common stock from the Nasdaq National Market pursuant to Nasdaq Marketplace Rule 4450(b)(4).

Arch's hearing request will defer the delisting of the company's securities pending a decision by the Nasdaq Listing Qualifications Panel. In its notice to the company, Nasdaq informed Arch that it had failed to maintain a closing bid price of greater than or equal to $5.00 per share in accordance with Nasdaq Marketplace Rule 4450(b)(4) under Maintenance Standard 2.

Until the Panel reaches its decision, Arch's common stock will remain listed and will continue to trade on the Nasdaq National Market. There can be no assurance as to when the Panel will reach a decision, or that such a decision will be favorable to the company. An unfavorable decision would result in the immediate delisting of the company's common stock from the Nasdaq National Market. If Arch's common stock were to be delisted from the Nasdaq National Market, the company intends to apply for listing on The Nasdaq SmallCap Market, assuming it then meets the applicable listing requirements.

About Arch Wireless

Arch Wireless, Inc., based in Westborough, MA, is a leading two-way wireless Internet messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services, including wireless e-mail, two-way mobile data, and paging. It provides local, regional and nationwide wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean. Additional information on Arch is available on the Internet at www.arch.com.






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Statement under the Private Securities Litigation Reform Act: Statements
contained herein which are not historical fact, such as statements relating to results of the hearing by the Panel or the possible listing of Arch's common stock on the The Nasdaq SmallCap Market, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch's actual events or outcomes to be materially different from the future events or outcomes expressed or implied by such forward-looking statements. Factors that could cause actual events or outcomes to differ materially from those expectations include, but are not limited to, those associated with capital markets generally and the market price for Arch's common stock. Additional risks and uncertainties include the risks described from time to time in Arch's periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intention or obligation to update any forward- looking statements.